                                                                     EXHIBIT 3.1



                            ARTICLES OF INCORPORATION
                                       OF
                              SHOWCASE CORPORATION


                                    ARTICLE I

     The name of this Corporation is ShowCase Corporation.


                                   ARTICLE II

     The registered office of this Corporation is located at 4909 North Highway 52, Rochester, Minnesota 55901.

                                   ARTICLE III

Section 1. Shares and Series Authorized.

     The aggregate number of shares of capital -stock which this Corporation is authorized to issue is 15,000,000 shares, 10,000,000 of which shall be designated common shares, $.01 par value, 473,757 of which shall be designated series A convertible preferred shares, $.01 par value (hereinafter referred to as "Series A Preferred Shares"), and 4,526,243 of which shall be undesignated preferred shares with respect to which the Board of Directors is authorized to designate the rights and preferences attributable thereto.

Section 2. Description of the Series A Preferred Shares.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Shares or the holders thereof are as follows:

     (A) Voting Rights.

     Each holder of Series A Preferred Shares shall have one vote on all matters submitted to the shareholders for each share of this Corporation's common stock, $.01 par value (hereinafter referred to as "Common Shares") which such holder of Series A Preferred Shares would be entitled to receive upon the conversion of his Series A Preferred Shares pursuant to the provisions of subsection 2(B)(4). In addition, each holder of Series A Preferred Shares shall have the special voting rights which are described in subsection 2(B)(3). Common Shares and Series A Preferred Shares shall sometimes be collectively referred to as "Capital Stock."

     (B) Other Preferences and Special Rights.

     (1) Dividends. Dividends shall be payable on the Series A Preferred Shares out of funds legally available for the declaration of dividends, only if and when declared by this Corporation's Board of Directors. However, in no event shall any dividend be paid on any

Common Shares unless comparable dividends are paid on the Series A Preferred Shares. Series A Preferred Shares shall be counted on an as-if-converted basis in determining whether dividends on Series A Preferred Shares and Common Shares are comparable.

     (2) Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, or in the event of the sale of all or substantially all of its assets to another Corporation, or in the event of a consolidation or merger of this Corporation with another Corporation, the holders of Series A Preferred Shares shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to $5.0658 per share for each outstanding Series A Preferred Share, plus, all declared but unpaid dividends, before any payment shall be made or any assets distributed to the holders of Common Shares or any other class of shares of this Corporation ranking junior to the Series A Preferred Shares. If, upon any liquidation or dissolution of this Corporation or the sale by this Corporation of all or substantially all of its assets or such reorganization or consolidation or merger, the assets of this Corporation are insufficient to pay such $5.0658 per Series A Preferred Share, plus all declared but unpaid dividends, the holders of Series A Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Series A Preferred Shares upon such liquidation, dissolution, sale, reorganization, consolidation or merger, the holders of Common Shares shall then be entitled, to the exclusion of the holders of Series A Preferred Shares, to share ratably in all the assets of this Corporation thereafter remaining.

     The merger or consolidation of this Corporation into or with another Corporation or the merger or consolidation of any other Corporation into or with this Corporation (in which consolidation or merger the shareholders of this Corporation receive distribution of cash or securities or other property as a result of such consolidation or merger), or the sale, transfer or other disposition of all or substantially all of the assets of this Corporation, shall be deemed to be a liquidation or dissolution of this Corporation for purposes of this subsection 2(B)(2).

     (3) Special Voting Rights.

     (a) The holders of a majority (determined on an as-if-converted basis) of Series A Preferred Shares (acting together as a class) shall have the right to elect one (1) member of this Corporation's Board of Directors at all times.

     (b) Without the affirmative vote of the holders (acting together as a class) of at least a majority (with respect to (i), (ii), (iii) and (v) below determined on an as-if-converted basis) or at least 90% (with respect to (iv) below) of Series A Preferred Shares at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this Corporation shall not:

(i) authorize or issue any (A) additional Series A Preferred Shares, (B) shares of stock (other than Common Shares) having priority over Series A Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of this Corporation, or (C) any share of stock having special voting rights that are not available to the Series A Preferred Shares; or

(ii) declare or pay any dividend or make any other distribution on any shares of Capital Stock of this Corporation at any time created and issued ranking junior to Series A Preferred Shares with respect to the right to receive dividends and/or the right to the distribution of assets upon liquidation, dissolution or winding up of this Corporation (hereinafter called "Junior Stock"), other than dividends or distributions payable solely in shares of junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of other shares of junior Stock or debt securities convertible into other shares of Junior Stock), or set aside a sinking fund or other fund for the redemption or repurchase of any shares of junior Stock or any warrants, rights or options to purchase shares of Junior Stock;

(iii) issue Common Shares at a price below $5.0658 per share or any stock purchase rights, except for such share issuances or stock purchase rights specifically permitted by the terms of the Investment Agreement dated February 28,1991 by and between Norwest Equity Partners IV, a Minnesota Limited Partnership and this Corporation (the "Investment Agreement");

(iv) alter or amend the rights or preferences of Series A Preferred Shares as stated in article 3 of these articles of incorporation; or

(v) sell, lease, license or otherwise dispose of all or substantially all of its assets, or any asset or assets which have a material effect upon the business or financial condition of this Corporation, or consolidate with or merge into any other Corporation or entity, or permit any other Corporation or entity to consolidate or merge into it, or enter into a plan of exchange with any other Corporation or entity, or otherwise acquire any other Corporation or entity; or permit any subsidiary to do any of the forgoing, except that any subsidiary of this Corporation may merge into another subsidiary or into this Corporation.

     (c) If an unremedied event of default (an "Event of Default") occurs under section 15 of the Investment Agreement, which Investment Agreement may not be amended without the approval of the shareholders of this Corporation, the holders of Series A Preferred Shares, voting jointly as a separate class, shall be entitled to designate and elect that number of directors that is the lowest number that constitutes a majority (the "Majority") of the members of this Corporation's Board of Directors, and the holders of Common Shares, voting separately as a class, shall be entitled to elect the remaining members of this Corporation's Board of Directors. Such right of the holders of Series A Preferred Shares to designate and elect the Majority of the members of the Board of Directors may be exercised until the Event of Default under the Investment Agreement has been cured or waived. When such Event of Default under the Investment Agreement shall have been cured or waived, the holders of Series A Preferred Shares shall be divested of such right to elect the Majority of the members of the Board of Directors, and any directors elected by the holders of Series A Preferred Shares shall be automatically removed from the Board of Directors without further action by the Directors or shareholders; subject always to the same provisions in the vesting of such
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right in the holders of the Series A Preferred Shares in the case of the occurrence of any future Event of Default under the Investment Agreement.

     The foregoing right of the holders of Series A Preferred Shares with respect to the election of directors of this Corporation may be exercised at any annual meeting of shareholders or, within the limitations hereinafter provided, at a special meeting of the shareholders held for such purpose. If the date upon which such right of the holders of Series A Preferred Shares shall become vested shall be more than thirty (30) days preceding the date of the next ensuing annual meeting of shareholders as fixed by the Bylaws of this Corporation, the President of this Corporation shall, immediately after delivery to this Corporation at its principal office of a request to such effect signed by the holders of at least a majority of Series A Preferred Shares then outstanding, call a special meeting of the shareholders, to be held within fifteen (15) days after the delivery of such request for the purpose of electing the directors who they shall designate as the representatives of Series A Preferred Shares on the Board of Directors, which directors shall serve until the next annual meeting, until their successors shall be elected and shall qualify or until they are divested of such office pursuant to the immediately preceding paragraph. Notice of such meeting shall be mailed to each shareholder not less than ten (10) days prior to the date of such meeting.

     Whenever the holders of Series A Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, any holder of such Series A Preferred Shares shall have the right, during regular business hours, in person or by a duly authorized representative, to examine and to make transcripts of the stock records of this Corporation for Series A Preferred Shares for the purpose of communicating with other holders of Series A Preferred Shares with respect to the exercise of such right of election.

     At any annual or special meeting of shareholders held for the purpose of electing directors when the holders of Series A Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, the presence in person or by proxy of the holders of a majority of the outstanding Series A Preferred Shares shall be required to constitute a quorum for the election by such class of such directors, and the presence in person or by proxy of the holders of a majority of the outstanding Common Shares shall be required to constitute a quorum for the election by such class of the remaining directors; provided, however, that the holders of a majority of either such class of stock who are present in person or by proxy shall have power to adjourn such meeting for the election of directors by such class from time to time without notice other than announcement at the meeting. No delay or failure by the holders of either of such classes of stock to elect the members of the Board of Directors whom such holders are entitled to elect shall invalidate the election of the remaining members of the Board of Directors by the holders of the other such class of stock.

     If, during any interval between annual meetings of shareholders for the election of directors and while the holders of Series A Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, the number of directors in office who have been elected by the holders of Series A Preferred Shares or Common Shares, as the case may be, shall, by reason of resignation, death or removal, be less than the total number of directors subject to election by the holders of shares of such class, the vacancy or vacancies in the directors elected by the holders of Common Shares, shall be filled by a majority vote of the remaining directors then in office who were elected by the holders of Common Shares or succeeded a director so elected, although such majority be less than a quorum, and the vacancy in the directors elected by the holders of Series A Preferred Shares shall be filled by a majority vote of the remaining directors then in office who were elected by the holders of Series A Preferred Shares or succeeded a director so elected, although such majority may be less than a quorum.

     (4) Conversion Rights.

     (a) Optional Conversion. Each Preferred Share shall be convertible at the option of the holder thereof into Common Shares of this Corporation in accordance with the provisions and subject to the adjustments provided for in subsection 2(C)(4)(c). In order to exercise the conversion privilege, a holder of Series A Preferred Shares shall surrender the certificate representing such Series A Preferred Shares to this Corporation at its principal office, duly endorsed to this Corporation and accompanied by written notice to this Corporation that the holder elects to convert a specified portion or all of such shares. Series A Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Series A Preferred Shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Shares issuable upon conversion. As promptly as practicable on or after the conversion date, this Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Shares issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of Series A Preferred Shares surrendered, if any, not so converted into Common Shares.

     (b) Automatic Conversion. Series A Preferred Shares shall be automatically converted into Common Shares, upon the election of this Corporation and delivery of written notice of such election to the holders of Series A Preferred Shares (which election and notice may be delivered within ninety (90) days before or after the automatic conversion events described below without effecting the effective time of such automatic conversion), if this Corporation closes the issuance and sale of Common Shares in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (i) the net proceeds received by this Corporation equal or exceed $7,500,000 and (ii) the public offering price equals or exceeds $28.1433 per share (as adjusted from time to time to reflect stock splits, share dividends or other corporate recapitalizations effected subsequent to February 28,1992).

     (c) Conversion Price and Adjustments. The number of Common Shares issuable in exchange for Series A Series A Preferred Shares upon either optional or automatic conversion shall be equal to $5.0658 divided by the conversion price then in effect (the "Conversion Price") for that series of Series A Preferred Shares. The Conversion Price for Series A Preferred Shares shall initially be $5.0658, but shall be subject to adjustment from time to time as hereinafter provided:

     (i) In case this Corporation shall at any time after February 28,1992 subdivide or split its outstanding Common Shares into a greater number of shares or declare any dividend payable in Common Shares, the Conversion Price for each series of Series A Preferred Shares in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Shares of this Corporation shall be combined into a smaller number of shares, the Conversion Price for each series of Series A Preferred Shares in effect immediately prior to such combination shall be proportionately increased.

     (ii) Except for issuances of shares or other equity purchase rights specifically permitted by the terms of the Investment Agreement and except for the issuance to Marc Shinbrood of options to purchase up to 84,809 Common Shares and to others of options to purchase up to an additional 62,133 Common Shares, if and whenever this Corporation shall issue or sell any Common Shares prior to January 1, 1993, for a consideration per share less than the Conversion Price then in effect for the Series A Preferred Shares (other than dividends payable in Common Shares), or shall issue any options, warrants or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect for the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to the consideration per share at which such Common Shares were issued or sold or at which such options, warrants or other rights are exercisable. Except for issuances of shares or other equity purchase rights specifically permitted by the terms of the Investment Agreement, if and whenever this Corporation shall issue or sell any Common Shares after December 31, 1992, for a consideration per share less than the Conversion Price then in effect for the Series A Preferred Shares (other than dividends payable in Common Shares), or shall issue any options, warrants or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect for the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to (i) the Conversion Price for the Series A Preferred Shares then in effect, multiplied by (ii) a fraction, the numerator of which shall be an amount equal to the sum of (a) the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by the Conversion Price for the Series A Preferred Shares then in effect, and
(b) the total consideration payable to this Corporation upon such issuance or sale of such shares and such purchase rights and upon the exercise of such purchase rights, and the denominator of which shall be the amount determined by multiplying (aa) the number of Common Shares outstanding immediately after such issuance or sale plus the number of the Common Shares issuable upon the exercise of any purchase rights thus issued, by (bb) the Conversion Price for the Series A Preferred Shares then in effect. If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price for the Series A Preferred Shares subsequently expire without exercise, the Conversion Price for that the Series A Preferred Shares shall be recomputed by deleting such options or purchase rights. If the Conversion Price for the Series -A Preferred Shares is adjusted as the result of the issuance of any options, warrants or other purchase rights, no further adjustment of the Conversion Price for the Series A Preferred Shares shall be made at the time of the exercise of such options, warrants or other purchase rights.

     (iii) The anti-dilution provisions Of this subsection 2(B)(4)(c) may be waived by the affirmative vote of the holders (acting together as a class) of at least ninety percent (90%) of the then outstanding Series A Preferred Shares.

     (d) Notice of Conversion Price Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Shares at the addresses of such holders as shown on the books of this Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (e) Rights to Preconversion Distributions. The holders of Series A Preferred Shares shall have the following rights to certain properties received by the holders of Common Shares:

     (i) In case this Corporation shall declare a dividend or distribution upon Common Shares payable other than in cash out of earnings or surplus or other than in Common Shares, then thereafter each holder of Series A Preferred Shares upon the conversion thereof will be entitled to receive the number of Common Shares into which such Series A Preferred Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (A) had been the record holder of the number of Common Shares then received, and (B) had retained all dividends or distributions in stock or securities payable in respect of such Common Shares or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Shares.

     (ii) Subject to the provisions of subsection 2(B)(2) regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series A Preferred Shares shall thereafter have the right to receive, in lieu of Common Shares of this Corporation immediately theretofore receivable upon the conversion of such Series A Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares immediately theretofore receivable upon the conversion of such Series A Preferred Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series A Preferred Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Series A Preferred Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Series A Preferred Shares. This Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than this Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Series A Preferred Shares at the last address of such holders appearing on the books of the corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

     (f) Notice of Certain Events. In case any time:

     (i) this Corporation shall pay any dividend payable in stock upon Common Shares or make any distribution (other than regular cash dividends) to the holders of Common Shares; or

     (ii) this Corporation shall offer for subscription pro rata to the holders of Common Shares any additional shares of stock of any class or other rights; or

     (iii) there shall be any capital reorganization, reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with, or sale of all or substantially all of its assets to, another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of this Corporation with or into another corporation if, following such merger or consolidation, the shareholders of this Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or

     (iv) there shall be a voluntary or involuntary dissolution liquidation or winding up of this Corporation; then, in any one or more of said cases, this Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of Series A Preferred Shares at the addresses of such holders as shown on the books of this Corporation, of the date on which (A) the books of this Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which this Corporation's transfer books are closed in respect thereto.

     (g) Definition of Common Shares. As used in this subsection 2(B)(4) the term "Common Shares" shall mean and include this Corporation's presently authorized Common Shares and shall also include any capital stock of any class of this Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this Corporation; provided that the shares receivable pursuant to conversion of Series A Preferred Shares shall include shares designated as Common Shares of this Corporation as of the date of issuance of such Series A Preferred Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection 2(B)(4)(e)(ii) above.

                                   ARTICLE IV

     The shareholders of the Corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the Corporation.

                                    ARTICLE V

     No shareholder of this Corporation shall have any cumulative voting rights.

                                   ARTICLE VI

     The shareholders shall take action by the affirmative vote of holders of a majority of the voting power of the shares present, except where a larger proportion is required by law, these Articles or a shareholder control agreement.

                                   ARTICLE VII

     Any action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by that number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.

                                  ARTICLE VIII

     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any' director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES B-1 CONVERTIBLE PREFERRED STOCK
                                       OF
                              SHOWCASE CORPORATION


     The undersigned hereby certifies that the Board of Directors of ShowCase Corporation (the "Corporation"), a corporation organized and existing under the Minnesota Business Corporation Act, duly approved the terms contained in the following resolution effective on March 11, 1998:

     RESOLVED, that two series of preferred stock of the Corporation are hereby created, and the designations and amounts thereof and the relative rights and preferences of the shares of each series, are as follows:

     Section 1. Designation and Amount. The shares of one series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Shares"), and the number of shares constituting the Series B Preferred Shares shall be 902,500, $.01 par value per share. The shares of the other series shall be designated as "Series B-1 Convertible Preferred Stock" (the "Series B-1 Preferred Shares" and, together with the Series B Preferred Shares, the "Series B Shares"), and the number of shares constituting the Series B-1 Preferred Shares shall be 875,000, $.01 par value per share. The number of shares of each such series may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; provided, however, that no decrease shall reduce the number of Series B Preferred Shares or Series B-1 Preferred Shares to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Shares or Series B-1 Preferred Shares, as the case may be.

     Section 2. Voting Rights. Each holder of Series B Shares shall have one vote on all matters submitted to the shareholders for each share of the Corporation's common stock, $.01 par value per share ("Common Shares"), which such holder of Series B Shares would be entitled to receive upon the conversion of his Series B Shares pursuant to the provisions of Section 6. In addition, each holder of Series B Shares shall have the special voting rights described in
Section 3. Except as otherwise provided in this Section 2 or as required under the Minnesota Business Corporation Act, the holders of the Company's Series A Convertible Preferred Shares, $.01 par value per share (the "Series A Preferred Shares"), Series B Preferred Shares, Series B-1 Preferred Shares and Common Shares shall vote together as a single class. The Series A Preferred Shares and the Series B Shares shall be hereinafter be referred to as the "Preferred Shares."

     Section 3. Special Voting Rights. So long as ten percent (10%) of the originally issued Series B Shares are outstanding, without the affirmative vote or consent of holders of at least a majority of the Series B Shares, at the time outstanding, the Corporation shall not:

     (i) authorize or issue any (A) additional Series A Preferred Shares, (B) additional Series B Preferred Shares, except as specifically permitted by the terms of that certain Stock Purchase Agreement dated March 26, 1998 (the "Stock Purchase Agreement") between the Corporation and the Purchasers named therein, (C) additional Series B-1 Preferred Shares, except as provided in Section 6 hereof or (D) shares of capital stock having priority over Series B Preferred Shares or Series B-1 Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation;

     (ii) declare or pay any dividend or make any other distribution on any shares of capital stock of the Corporation at any time created and issued ranking junior to Series B Preferred Shares or Series B-1 Preferred Shares with respect to the right to receive dividends and/or the right to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (hereinafter called "Junior Stock"), other than dividends or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of other shares of Junior Stock), or set aside as a sinking fund or other fund for the redemption or repurchase of any shares of Junior Stock or any warrants, rights or options to purchase shares of Junior Stock;

     (iii) sell, lease, license or otherwise dispose of all or substantially all of its assets, or any asset or assets which have a material effect upon the business or financial condition of the Corporation, or consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into it, or enter into a plan of exchange with any other corporation or entity, or otherwise acquire any other corporation or entity or permit any subsidiary to do any of the foregoing, except that any subsidiary of the Corporation may merge into another subsidiary or into the Corporation;

     (iv) alter or amend the rights or preferences of Series B Shares as stated in this Certificate of Designation; or

     (v) issue Common Shares or Common Share purchase rights at a price below $3.00 per share (as adjusted from time to time to reflect stock splits, share dividends or other corporate recapitalizations effected subsequent to March 26, 1998), except for issuance of Common Shares or Common Share purchase rights (A) upon conversion of Preferred Shares,
          (B) pursuant to options, warrants, notes or other rights to acquire Common Shares outstanding as of the date hereof, (C) to employees, directors or consultants of the Corporation pursuant to any stock option plan approved by the Corporation's Board of Directors, or (D) as specifically permitted by Section 3.3 of the Stock Purchase Agreement.

     Section 4. Dividends. Dividends shall be payable on the Series B Shares out of funds legally available for the declaration of dividends, only if and when declared by the Corporation's Board of Directors. In no event shall any dividend be paid or declared, nor shall any distribution be made, on Common Shares, unless holders of Series B Shares shall participate in such dividend on a pro rata basis with the holders of Common Shares, counting Series B Shares on an as-if-converted basis.

     Section 5. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Shares shall be entitled to receive out of the assets of the Corporation, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Shares or any other class of shares of the Corporation ranking junior to the Series B Shares, a cash amount equal to $4.00 per share for each outstanding Series B Share, plus any dividends declared but not paid on Series B Shares (the "Series B Preferred Liquidation Amount"); provided, however, if the assets of the Corporation are insufficient to pay (x) the liquidation preference the holders of Series A Preferred Shares are entitled to under Section 2(B)(2) of Article III of the Corporation's Amended and Restated Articles of Incorporation, as amended (the "Articles") plus (y) the Series B Preferred Liquidation Amount, the holders of the Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be entitled. Following such payment to the holders of Preferred Shares, the holders of Series B Shares shall then share ratably on an as-if converted basis with the holders of Common Shares in all remaining assets of the Corporation.

     For purposes of this Section 5, a consolidation or merger of the Corporation with or into any other person or entity or a consolidation or merger of any other person or entity with or into the Corporation (in which consolidation or merger the shareholders of the Corporation receive distribution of cash or securities or other property as a result of such consolidation or merger), or a sale, transfer or disposition of all or substantially all the Corporation's assets, shall be considered a liquidation, dissolution or winding up of the Corporation, unless, with respect to a merger, consolidation or sale, the holders of Common Shares immediately preceding such merger or consolidation hold at least a majority of the equity securities of the surviving entity entitled to vote in the election of directors (or similar governing body) of the surviving entity.

     Section 6. Conversion Rights.

     (a) Optional Conversion. Each Series B Share shall be convertible at the option of the holder thereof at any time into Common Shares in accordance with
Section 6(c) below. In order to exercise the conversion privilege, a holder of Series B Shares shall surrender the certificate(s) representing such Series B Shares to the Corporation at its principal office, duly endorsed to the Corporation and accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Series B Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of Series B Shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Shares issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder or to the nominee or nominees of such holder a certificate or certificates representing the number of Common Shares issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of the Series B Shares surrendered, if any, not so converted into Common Shares.

     (b) Automatic Conversion. Series B Shares shall be automatically converted into Common Shares upon the election of the Corporation and delivery of written notice of such election to the holders of Series B Shares (which election and notice may be delivered within ninety (90) days before or after the automatic conversion events described below without effecting the effective time of such automatic conversion), if the Corporation closes the issuance and sale of Common Shares in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (i) the net proceeds received by the Corporation equal or exceed $15,000,000 and (ii) the public offering price equals or exceeds $10.00 per share (as adjusted from time to time to reflect stock splits, share dividends or other corporate recapitalizations effected subsequent to March 26, 1998).

     (c) Special Mandatory Conversion.

     (i) At any time following the date of the Stock Purchase Agreement, if (a) the holders of Series B Preferred Shares are entitled to exercise the right of first refusal (the "Right of First Refusal") set forth in
          Section 8.11 of the Stock Purchase Agreement with respect to any issuance or sale by the Corporation of Additional Securities (as defined in such Section 8.11) at a price per share that is less than the Conversion Price (as defined below) for the Series B Preferred Shares then in effect (the "Equity Financing"), (b) the Corporation has complied with its notice of obligations, or such obligations have been waived with respect to such holder, under the Right of First Refusal with respect to such Equity Financing, and the Corporation thereafter proceeds to consummate the Equity Financing and (c) such holder or Purchaser Affiliate (as defined in the Stock Purchase Agreement) (a "Non-Participating Holder") does not by exercise of such holder's Right of First Refusal to acquire its pro rata share (as defined in Section 8.11 of the Stock Purchase Agreement) offered in such Equity Financing (a "Mandatory Offering"), then all of such Non-Participating Holder's Series B Preferred Shares shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Equity Financing Date") into an equivalent number of shares of Series B-1 Preferred Shares; provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Corporation, holders of 80% of the issued and outstanding Series B Preferred Shares agree in writing to waive their Right of First Refusal with respect to such Equity Financing. The Conversion Price for such Series B-1

          Preferred Shares shall be the Conversion Price of the Series B Preferred Shares in effect immediately prior to the issuance of such Series B-1 Preferred Shares as adjusted pursuant to the provisions of
          Section 6, except for this Section 6(c). Upon conversion pursuant to this Section 6(c), the Series B Preferred Shares so converted shall be canceled and not subject to reissuance.

     (ii) The holder of any Series B Preferred Shares converted pursuant to this
          Section 6(c) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series B-1 Preferred Shares to be issued and such holder shall be deemed to have become a shareholder of record of Series B-1 Preferred Shares on the Equity Financing Date unless the transfer books of the Corporation are closed on that date, in which event it shall be deemed to have become a shareholder of record of Series B-1 Preferred Shares on the next succeeding date on which the transfer books are open. Series B-1 Preferred Shares may be issued only in exchange for Series B Preferred Shares pursuant to this
          Section 6(c).

     (iii) In the event that any Series B-1 Preferred Shares are issued, concurrently with such issuance, the Corporation shall use its best efforts to take all such action as may be required, including amending the Articles, (a) to cancel all authorized Series B Preferred Shares that remain unissued after such issuance; (b) to create and reserve for issuance upon any future Special Mandatory Conversion of any Series B Preferred Shares, a new series of preferred stock designated Series B-2 Convertible Preferred Stock ("Series B-2 Preferred Shares") equal in number to the number of authorized Series B Preferred Shares, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series B Preferred Shares, except that the Conversion Price for such Series B-2 Preferred Shares once initially issued shall be the Conversion Price of Series B Preferred Shares in effect immediately prior to such issuance; and (c) to amend the provisions of this Section 6(c) to provide that any subsequent Special Mandatory Conversion will be into Series B-2 Preferred Shares rather than Series B-1 Preferred Shares. The Corporation shall take the same actions as provided in this Section 6(c)(iii) with respect to the Series B-2 Preferred Shares and each subsequently authorized series of preferred stock created pursuant to this Section 6(c)(iii) upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of Series B Shares converted pursuant to the provisions of this Section 6(c) shall accrue to the benefit of the new shares of preferred stock issued upon conversion thereof.

     (iv) This Section 6(c) shall be applicable only upon amendment of Article IV of the Articles to eliminate the reference to the Investment Agreement dated February 21, 1991 by and between this Corporation and Norwest Equity Partners IV, a Minnesota Limited Partnership.

     (d) Conversion Price and Adjustments. The number of Common Shares issuable in exchange for Series B Shares upon either optional or automatic conversion shall be equal to $4.00 divided by the conversion price then in effect (the "Conversion Price") for the Series B Shares. The Conversion Price shall initially be $4.00, but shall be subject to adjustment from time to time as hereinafter provided:

     (i) In case the Corporation shall at any time after March 26, 1998 subdivide or split its outstanding Common Shares into a greater number of shares or declare any dividend payable in Common Shares, the Conversion Price in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Shares of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (ii) If the Corporation's total revenues for the fiscal year ended March 31, 1999 is less than $35,000,000, the Conversion Price then in effect shall be adjusted and shall be equal to $3.00 plus the dollar amount obtained by dividing (x) the difference between the Corporation's total revenues for the fiscal year ended March 31, 1999 and $30,000,000 by (y) 5,000,000; provided, however, that if the Corporation's total revenues for the fiscal year ended March 31, 1999 is less than $30,000,000, the Conversion Price shall be $3.00. Notwithstanding the foregoing, the Conversion Price shall be adjusted pursuant to this Section 6(c)(ii) only if the Conversion Price then in effect is greater than the Conversion Price obtained pursuant to this
          Section 6(c)(ii).

     (iii) If the Corporation's total revenues for the fiscal year ended March 31, 1999 is greater than $35,000,000 and the Conversion Price then in effect is $4.00, the Conversion Price then in effect shall be adjusted and shall be equal to $4.00 plus the dollar amount obtained by dividing (x) the difference between the Corporation's total revenues for the fiscal year ended March 31, 1999 and $35,000,000 by (y) 10,000,000; provided, however, that if the Corporation's total revenues for the fiscal year ended March 31, 1999 is greater than $40,000,000, the Conversion Price shall be $4.50.

     (iv) Except for (a) issuances of Common Shares upon conversion of Preferred Shares, (b) issuances of capital stock pursuant to options, to acquire capital stock of the Corporation outstanding as of the date hereof and
          (c) issuance of options and/or shares of capital stock to employees, directors or consultants of the Corporation pursuant to any stock purchase plan or stock option plan approved by the Corporation's Board of Directors (including any such plan in effect prior to March

          26, 1998), if and whenever the Corporation shall issue or sell any Common Shares or shares of stock of the Corporation which are convertible into, or exchangeable for, Common Stock or other shares of capital stock of the Corporation ("Convertible Shares") for a consideration per share (the amount, if any, payable upon the conversion of such Convertible Share for each Common Share receivable thereby shall be included in determining such consideration per share) less than the Conversion Price for Series B Preferred Shares then in effect (other than dividends payable in Common Shares), or shall issue any options, warrants or other rights for the purchase of such Common Shares or Convertible Shares at a consideration per share (the amount, if any, payable upon the exercise of such warrant, option or right for each Common Share receivable thereby shall be included in determining such consideration per share) of less than the Conversion Price for Series B Preferred Shares then in effect, then, forthwith upon such issuance or sale, the Conversion Price for Series B Preferred Shares (but not for Series B-1 Preferred Shares) in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to the consideration per share at which such Common Shares or Convertible Shares were issued or sold or at which such options, warrants, or other purchase rights are exercisable. If any such options, warrants or other purchase rights that are taken into account in any such adjustment of the Conversion Price for Series B Preferred Shares subsequently expire without exercise, the Conversion Price for Series B Preferred Shares shall be recomputed at the time of expiration by deleting such options, warrants or other rights.

     (v) For the purposes of Sections 6(d)(ii) and 6(d)(iii), the calculation of the Company's total revenues for the fiscal year ended March 31, 1999 shall be in accordance with generally accepted accounting principals and consistent with past practice. Furthermore, the calculation of the Company's total revenues for the fiscal year ended March 31, 1999 shall not include revenues due to acquisitions, consolidations, mergers, exchanges or similar transactions by the Company after March 26, 1998 or the introduction of new lines of business by the Company after March 26, 1998.

     (vi) The anti-dilution provisions of this Section 6(d) may be waived by the affirmative vote of the holders of at least fifty percent (50%) of the then outstanding Series B Preferred Shares voting together as a class, and in the event the anti-dilution provisions of Section 6(d)(iv) are so waived, the special mandatory conversion provisions of Section 6(c) shall not apply to the Equity Financing which is the subject of such waiver. Such waiver shall be at the sole discretion of the holders of the then outstanding Series B Preferred Shares.

     (e) Notice Regarding Conversion Price Adjustments. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall promptly give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series B Shares at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series B Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (f) Rights to Preconversion Distributions. The holders of Series B Shares shall have the following right to certain properties received by the holders of Common Shares:

     (i) In case the Corporation shall declare a dividend or other distribution upon Common Shares payable otherwise than in cash out of earnings or surplus or other than in Common Shares, then thereafter each holder of Series B Shares upon the conversion thereof will be entitled to receive the number of Common Shares into which such Series B Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (A) had been the record holder of the number of Common Shares then received, and (B) had retained all dividends or distributions in stock or securities payable in respect of such Common Shares or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Shares.

     (ii) Subject to the provisions of Section 5 regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Shares shall thereafter have the right to receive, in lieu of Common Shares of the Corporation immediately theretofore receivable upon the conversion of the Series B Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares immediately theretofore receivable upon the conversion of such Series B Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series B Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Series B Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Series B Shares. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than the Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Series B Shares at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

     (g) Notice of Certain Events. In case any time:

     (i) the Corporation shall pay any dividend payable in stock upon Common Shares or make any distribution (other than regular cash dividends) to the holders of Common Shares; or

     (ii) the Corporation shall offer for subscription pro rata to the holders of Common Shares any additional shares of stock of any class or other rights; or

     (iii) there shall be any capital reorganization, reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of the Corporation with or into another corporation if, following such merger or consolidation, the shareholders of the Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or

     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Series B Shares at the addresses of such holders as shown on the books of the Corporation, on the date on which (A) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

     (h) Definition of Common Shares. As used in this Section 6, the term "Common Shares" shall mean and include the Corporation's presently authorized Common Shares and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; provided, that the shares receivable pursuant to conversion of Series B Shares shall include shares designated as Common Shares of the Corporation as of the date of issuance of such Series B Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6(e)(ii) above.